AMERICAN FINANCIAL GROUP ANNOUNCES
SALE OF ITS REMAINING SHARE IN
INFINITY PROPERTY AND CASUALTY CORPORATION

        Cincinnati, Ohio – December 17, 2003 — American Financial Group, Inc. (NYSE: AFG) announced today the closing of the sale of its remaining shares in Infinity Property and Casualty Corporation (Nasdaq:IPCC). Net proceeds from the sale were $227 million. AFG expects to record an after-tax gain on the sale of approximately $35 million. In connection with the sale, AFG and IPCC agreed to commute the indemnification of IPCC against certain extracontractual and corporate litigation. The proceeds of the sale will be available to provide capital to grow the company’s specialty business, to reduce financial leverage and for other corporate purposes.

        Through the operations of Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of annuities, life and supplemental health insurance products.

Forward Looking Statements

        This press release contains certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections.

        Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: changes in economic conditions including interest rates, performance of securities markets, and the availability of capital, regulatory actions, changes in legal environment, judicial decisions and rulings, tax law changes, and other changes in market conditions that could affect AFG’s insurance operations.

Contact: Anne N. Watson Vice President - Investor Relations (513) 579-6652	Web Sites: www.amfnl.com www.GreatAmericanInsurance.com